EXHIBIT 16.1

April 22, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, NW

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01(a) of Form 8-K of CCF Holding Company dated April 22, 2005 and have the following comments:

1. We agree with the statements made in paragraphs one through four.

2. We have no basis on which to agree or disagree with the statement made in the fifth paragraph.

Yours truly,

/s/ PORTER KEADLE MOORE, LLP